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                                   EXHIBIT 11


                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
             STATEMENT REGARDING: COMPUTATION OF EARNINGS PER SHARE



                                                Three Months Ended       Nine Months Ended
                                                ------------------       ------------------
                                                   September 30,            September 30,
                                                 1997        1996         1997         1996
                                                -----        ----         ----         ----
Income Per Common Share (1)
---------------------------

Net income (in thousands)                     $     581    $     570    $   1,421    $    1,950
                                              =========    =========    =========    ==========

Net income per share                          $     .26    $     .26    $     .64    $      .88
                                              =========    =========    =========    ==========

Weighted average common shares outstanding    2,231,770    2,219,082    2,230,609     2,216,286
                                              =========    =========    =========    ==========

Income Per Common Share, Assuming
---------------------------------
  Full Dilution (1)
  -----------------

Net income (in thousands)                     $     581    $     570    $   1,421    $    1,950
                                              =========    =========    =========    ==========

Net income per share                          $     .26    $     .26    $     .64    $      .88
                                              =========    =========    =========    ==========

Weighted average common shares outstanding    2,232,571    2,219,082    2,231,410     2,216,286
                                              =========    =========    =========    ==========

(1) Net income per share has been computed using the weighted average number of common shares and common share equivalents outstanding during each year presented. Common stock equivalents include stock options. Warrants have not been included in CFGI's computation of earnings per share because the market price of CFGI's common stock has been less than the exercise price of the warrants for substantially all of the three month reporting period ended September 30, 1997. See Note F to CFGI's consolidated financial statements.